Consent of Independent Registered Public Accounting Firm


The Board of Directors and Shareholders

AllianceBernstein Global Research Growth Fund, Inc. (name change effective November 3, 2008 to AllianceBernstein Global Growth Fund, Inc)

AllianceBernstein International Growth Fund, Inc.


We consent to the use of our reports, incorporated herein by reference, dated August 25, 2008, for AllianceBernstein Global Research Growth Fund, Inc. and AllianceBernstein International Growth Fund, Inc. as of June 30, 2008, and to the references to our firm under the headings "FINANCIAL HIGHLIGHTS" in the Prospectuses and "SHAREHOLDER SERVICES - Statements and Reports", "GENERAL INFORMATION - Independent Registered Public Accounting Firm", and "FINANCIAL STATEMENTS AND REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM" in the Statements of Additional Information.

                                                            /s/ KPMG LLP


New York, New York
October 29, 2008